NEWS RELEASE

Date: May 10, 2005	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Richard Schweppe Phone: 949-851-1473 http://www.corvel.com

CorVel Announces Quarterly and Fiscal Year Revenues and Earnings

IRVINE, California, May 10, 2005 – CorVel Corporation (NASDAQ: CRVL) reported earnings per share of $0.24 for the quarter ended March 31, 2005, up 100% from earnings of $0.12 for the immediately preceding December quarter. The Company reported revenues of $72.8 million, up 4.3% from revenues of $69.8 in the December quarter.

For the fiscal year ended March 31, 2005, revenues were $291 million, representing a 4.6% decrease from the $305 million of revenues achieved in fiscal 2004. Revenues and earnings were reduced in the fiscal year by law changes in California and Colorado. Industry total workers compensation claims were down approximately 10% in calendar 2004.

Several new accounts, together with the seasonally stronger quarter, allowed the Company to achieved results improved from those reported for the preceding quarter. Both Patient Management and Network Solutions product lines benefited. The Company has been working on productivity improvements, including some workflow automation initiatives. Total CorVel employment dropped 4.1% from the prior quarter, contributing to the margin increase.

The Company continued to invest in its MedCheck medical review software. MedCheck offers unique Application Service Provider (ASP) solutions for large insurers and TPA’s. Superior savings are achieved through the use of advanced rules engine processing. New features include expanded document management and workflow management features. Advanced features differentiate CorVel in the marketplace and have been instrumental in new municipal and state government contracts.

Quarterly Preferred Provider Networks (PPO) operations expanded 5.6% year-over-year, in spite of the drop in industry claims volumes. In California over forty of the Company’s Medical Provider Networks (MPN’s) have now been approved. CorVel is one of the leading MPN’s in the State. The availability of such services, and their integration with the Company’s advanced MedCheck software, has been an important feature in offerings to the employer marketplace.

CareMC, the Company’s healthcare management portal, has been expanded to include increasing integration with the claims systems of insurers and TPA’s. By integrating scanning and document management features, CareMC customers can implement advanced workflow management techniques tailored to their own unique needs. Scanning volumes expanded by 90% in March quarter of 2005 versus the same quarter the prior year. The Company’s Scan One organization has had increasing demand, and is expanding its line of unique document management programs. Improved reporting and analytic services were introduced during the quarter and will be integrated with CareMC. CorVel plans to continue capitalizing upon its technology resources to provide employers with improved and more current access to information regarding their workers compensation programs.

About CorVel
CorVel Corporation (http://www.corvel.com) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to more than 1,500 clients through its 2,980 associates and 145 offices in 49 states. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with general industry and economic conditions; cost of capital and capital requirements; competition from other managed care companies; the ability to expand certain areas of our business; shifts in customer demands; our ability to produce market-competitive software; changes in operating expenses including employee wages; increased cost of employer provided medical and other benefits; governmental and public policy changes; dependence on key personnel; possible litigation and legal liability in the course of operations; and the continued availability of financing in the amounts and at the terms necessary to support our future business. Further information on potential factors that could affect our financial results is included in our annual report on Form 10-K, and in our other reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Income Statement
Three months ended March 2004 and 2005 (unaudited)

	Three months ended March 31,
	2004	2005
Revenues	$76,758,000	$72,800,000
Cost of revenues	65,001,000	61,648,000

Gross profit	11,757,000	11,152,000
General and administrative expenses	6,731,000	7,170,000

Income before income taxes	5,026,000	3,982,000
Income tax provision	1,910,000	1,534,000

Net Income	$3,116,000	$2,448,000

Net income per share
Basic	$.29	$.24

Diluted	$.29	$.24

Weighted average shares outstanding
Basic	10,564,000	10,213,000
Diluted	10,789,000	10,270,000

CorVel Corporation
Income Statement
Twelve months ended March 31, 2004 and 2005 (audited)

	Twelve months ended March 31,
	2004	2005
Revenues	$305,279,000	$291,000,000
Cost of revenues	253,846,000	246,341,000

Gross profit	51,433,000	44,659,000
General and administrative expenses	26,067,000	28,144,000

Income before income taxes	25,366,000	16,515,000
Income tax provision	9,353,000	6,358,000

Net Income	$16,013,000	$10,157,000

Net income per share
Basic	$1.51	$.97

Diluted	$1.48	$.97

Weighted average shares outstanding
Basic	10,585,000	10,419,000
Diluted	10,838,000	10,520,000

CorVel Balance Sheet
Summary Balance Sheet Information
As of March 31, 2004 and March 31, 2005

	March 31, 2004	March 31, 2005
Assets
Cash and cash equivalents	$8,641,000	$8,945,000
Accounts receivable, net	45,538,000	45,611,000
Prepaid taxes and expenses	5,363,000	3,530,000
Deferred income taxes	4,316,000	4,278,000
Property and Equipment, Net	29,387,000	29,649,000
Goodwill and Other Assets	13,066,000	13,045,000

TOTAL ASSETS	$106,311,000	$105,058,000

Liabilities and Stockholders’ Equity
Accounts payable	$10,765,000	$12,799,000
Accrued liabilities	11,847,000	11,059,000
Deferred income taxes	6,077,000	7,286,000
Common stock and paid-in-capital	54,010,000	57,345,000
Treasury Stock	(96,281,000)	(113,481,000)
Retained earnings	119,893,000	130,050,000

TOTAL LIABILITIES AND EQUITY	$106,311,000	$105,058,000